Exhibit 10 (d)

Financial Statements of Atos Origin S.A.

The Atos Origin financial statements were prepared in accordance with accounting principles generally accepted in France. The Atos Origin financial statements were not audited in accordance with generally accepted auditing standards in the United States. The audit report relating to the Atos Origin financial statements, which states that an audit of the Atos Origin financial statements was conducted in accordance with professional standards applicable in France, is available, along with the Atos Origin financial statements, on the website of Atos Origin at www.atosorigin.com.

9

FINANCIAL REPORT

Part 2

Chapter 2.1	24
CONSOLIDATED FINANCIAL STATEMENTS

Chapter 2.2	29
CHANGE IN SCOPE OF CONSOLIDATION

Chapter 2.3	29
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Chapter 2.4	47
SCOPE OF CONSOLIDATION AS OF DECEMBER 31ST, 2001

Chapter 2.5	49
PARENT COMPANY SUMMARY FINANCIAL STATEMENTS

ATOS ORIGIN ANNUAL REPORT 2002 23

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2. FINANCIAL REPORT

2.1.	Consolidated Financial Statements

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2.1.2.	Consolidated Income Statement

		Period ended	Period ended	Period ended
	Notes	Dec 31st, 2002	Dec 31st, 2001	Dec 31st, 2000(**)
(in EUR millions)	(*)	(12 months)	(12 months)	(15 months)

Revenue		3,042.9	3,037.6	1,913.7
Personnel expenses	2.3.3.a	(1,642.0)	(1,548.5)	(933.9)
Operating costs and expenses	2.3.3.d	(1,135.3)	(1,227.9)	(818.8)

Income from operations		265.6	261.2	161.0
% of revenue		8.7%	8.6%	8.4%
Net financial expense	2.3.3.e	(27.3)	(9.6)	(5.8)

Income of fully consolidated companies		238.3	251.6	155.2
before amortization of goodwill
Non-recurring items	2.3.3.f	(70.8)	(2.9)	(42.1)
Corporate income tax	2.3.3.g	(46.9)	(84.0)	(33.9)

Income of fully consolidated companies		120.6	164.7	79.2
before tax
Share in income of equity affiliates		(0.1)	(0.1)	(0.3)
Minority interests	2.3.3.h	(11.3)	(18.3)	(11.2)

Net income before amortization of goodwill		109.2	146.3	67.7
% of revenue		3.6%	4.8%	3.5%
Amortization of goodwill	2.3.3.a	(38.4)	(23.3)	(19.2)

Net income — Group Share		70.8	123.0	48.5
% of revenue		2.3%	4.0%	2.5%

In EUR
Net earnings per share
Weighted average number of shares (***)(****)		43,954,677	43,806,925	26,064,573
Earnings per share before amortization of goodwill		2.48	3.34	2.60
Basic earnings per share		1.61	2.81	1.86

Diluted average number of shares		50,846,590	53,801,424	34,562,790
Earnings per share before amortization of goodwill		2.15	2.93	2.10
Diluted earnings per share		1.39	2.49	1.62

(*) See Notes to the consolidated financial statements (2.3).

(**) Fiscal year ended December 31st, 2000: Atos 15 month period, Origin 3 month period.

(***) The 21.9 million new shares issued at the time of the Origin merger came into circulation on October 31st, 2000.

(****) ORA bonds issued in consideration for the acquisition of KPMG Consulting in the UK and The Netherlands are not included in the weighted average number of shares. The ORA bonds are included in dilutive instruments.

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2.1.3.	Consolidated Balance Sheet

(in EUR millions)	Notes*	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000

ASSETS
Goodwill	2.3.4.a	1,029.1	405.4	310.0
Other intangible fixed assets	2.3.4.b	32.2	22.9	41.3
Tangible fixed assets	2.3.4.c	217.3	303.9	194.8
Investments	2.3.4.d	21.3	39.5	26.5

Total fixed assets		1,299.9	771.7	572.6

Accounts and notes receivable, trade	2.3.4.e	871.9	970.9	856.3
Other Receivables, Prepayments and accrued income	2.3.4.f	264.2	260.1	244.4
Transferable securities	2.3.4.j	133.1	83.2	49.5
Cash at bank and in hand	2.3.4.j	288.7	93.3	80.8

Total Current Assets		1,557.9	1,407.5	1,231.0

Total Assets		2,857.8	2,179.2	1,803.6

(in EUR millions)	Notes*	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Common stock	2.3.4.g	44.1	43.9	43.8
Additional paid-in capital		44.0	35.2	32.9
Consolidated reserves		343.0	226.0	180.3
Translation adjustments		3.8	7.1	5.0
Net income for the period		70.8	123.0	48.5
Other Shareholders’ Equity		234.8	—	—

Shareholders’ Equity — Group Share		740.5	435.2	310.5
Minority interests	2.3.4.l	43.6	43.5	19.4

Total Shareholders’ equity		784.1	478.7	329.9

Provisions for contingencies and losses	2.3.4.i	266.6	251.1	405.0

Borrowings	2.3.4.j	862.1	411.7	243.8
Accounts payable — trade	2.3.4.k	342.8	423.2	335.1
Other Liabilities, Accruals and deferred income	2.3.4.l	602.2	614.5	489.8

Total Liabilities		1,807.1	1,449.4	1,068.7

Total Liabilities and Shareholders’ equity		2,857.8	2,179.2	1,803.6

(*) See Notes to the consolidated financial statements (2.3).

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2.1.4.	Consolidated Cash Flow Statement

	Period ended	Period ended	Period ended
(in EUR millions)	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000

Net Income before equity affiliates, minority interests and amortization of goodwill	120.6	164.7	79.2
Depreciation, amortization and provisions	123.0	150.9	104.8
Financial provisions	10.5	5.4	2.7
Exceptional depreciation, amortization and provisions	(23.6)	(198.8)	(33.2)
Net gains on disposals of fixed assets and acquisition costs	(6.1)	(20.1)	(1.1)
Deferred taxes	18.2	36.8	15.6

Net cash from operations before changes in working capital	242.6	138.9	168.0
Changes in working capital	51.2	48.9	(42.1)

Net cash from operating activities	293.8	187.8	125.9

Purchases of tangible and intangible fixed assets	(102.3)	(139.3)	(118.7)
Proceeds from disposals of tangible and intangible fixed assets	62.3	11.7	11.7

Net Operating Investments	(40.0)	(127.6)	(107.0)

Purchases of financial investments	(478.4)	(207.8)	(80.2)
Proceeds from disposals of financial investments	45.4	33.6	21.8
Net cash and cash equivalents of companies purchased or sold during the year	25.1	4.2	97.9

Net Financial Investments	(407,9)	(170.0)	39.5

Net Cash used in investing activities	(447.9)	(297.6)	(67.5)

Common stock issues	9.1	2.4	9.0
Dividends paid to minority shareholders of subsidiaries	(11.3)	(4.4)	(6.7)
New loans	634.1	191.2	35.3
Repayments of long- and medium-term borrowings	(228.2)	(35.1)	(114.0)

Net cash from financing activities	403.7	154.1	(76.4)

Increase (Decrease) in cash and cash equivalents	249.6	44.3	(18.0)

Opening cash and cash equivalents	176.5	130.3	149.9

Impact of exchange rate fluctuations on cash and cash equivalents	(4.2)	1.9	(1.6)
Increase (decrease) in cash and cash equivalents	249.6	44.3	(18.0)

Closing cash and cash equivalents	421.9	176.5	130.3

Opening Net Debt	(235.2)	(113.5)	(80.0)

New loans	(634.1)	(191.2)	(35.3)
Repayments of long- and medium-term borrowings	228.2	35.1	114.0
Increase (decrease) in cash and cash equivalents	249.6	44.3	(18.0)
Other movements (*)	(48.8)	(9.9)	(94.2)

Closing net debt	(440.3)	(235.2)	(113.5)

(*) ‘Other movements’ include the net long- and medium-term debt of companies purchased or sold during the period, the impact of foreign exchange rates on net debt and profit-sharing amounts payable to French employees transferred to debt.

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2.1.5.	Consolidated Statement of changes in shareholders’ equity

	Number of		Addit.		Translation	Net income	Other
	shares at	Common	paid-in	Consolidated	Adjust-	of the	Shareholders'	Equity,
(in EUR millions)	period end (*)	Stock	capital	reserves	ments	period	equity	Group share

At December 31st, 2000	43,764	43.8	32.9	180.3	5.0	48.5		310.5

* Common stock issues for cash		0.1	2.3					2.4
* Translation adjustments				2.1	2.1			4.2
* Appropriation of prior period net income				48.5		(48.5)		0.0
* Net Income for the period						123.0		123.0
* Treasury stock				(4.9)				(4.9)

At December 31st, 2001	43,854	43.9	35.2	226.0	7.1	123.0		435.2

* Common stock issues for cash	202	0.2	8.8					9.0
* Translation adjustments				1.4	(3.3)			(1.9)
* Appropriation of prior period net income				123.0		(123.0)		0.0
* Net Income for the period						70.8		70.8
* Treasury stock				(7.4)				(7.4)
* ORA bonds							234.8	234.8

At December 31st, 2002	44,056	44.1	44.0	343.0	3.8	70.8	234.8	740.5

(*) in thousands

2.1.6.	Segment information

a. Information by Service Line

		Systems	Managed
(in EUR millions)	Consulting	Integration	Operations	Corporate	Group

2002 (12 months)
Revenue	174.5	1,243.0	1,625.4		3,042.9
Income from operations	16.0	65.9	213.6	(30.0)	265.6
Fixed assets	8.8	37.5	197.9	5.3	249.5
Year-end number of employees	2,383	13,954	12,166	99	28,602

2001 (12 months)
Revenue	19.2	1,470.3	1,548.1		3,037.6
Income from operations	5.5	128.2	172.7	(45.2)	261.2
Fixed assets	0.4	47.9	272.1	6.4	326.8
Year-end number of employees	126	14,805	11,237	110	26,278

2000 (*)
Revenue	12.7	1,471.2	1,345.9		2,829.8
Income from operations	4.1	112.0	148.4	(89.3)	175.2
Year-end number of employees	89	14,678	11,988	161	26,916

(*) Data on a pro forma basis (Atos and Origin for 12 months).

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b. Information by Geographical Area

		The		EMEA	Americas	Asia
(in EUR millions)	France	Netherlands	UK	others (1)	(2)	Pacific (3)	Corporate	Group

2002
Revenue	1,086.2	912.8	238.4	610.0	132.3	63.2		3,042.9
Income from operations	116.2	124.2	12.9	28.6	7.8	5.8	(30.0)	265.6
Fixed assets	106.1	95.5	5.5	27.6	3.3	6.2	5.3	249.5
Year-end number of employees	8,685	9,019	2,139	6,319	1,210	1,131	99	28,602

2001
Revenue	1,089.1	797.4	159.8	717.6	207.5	66.2		3,037.6
Income from operations	107.2	117.0	12.9	62.9	5.4	1.0	(45.2)	261.2
Fixed assets	141.6	132.8	8.8	21.8	7.4	8.0	6.4	326.8
Year-end number of employees	8,419	7,114	1,133	6,838	1,517	1,147	110	26,278

2000 (*)
Revenue	951.5	668.7	161.4	702.6	268.4	77.2		2,829.8
Income from operations	105.4	88.2	8.4	66.8	(11.1)	6.8	(89.3)	175.2
Year-end number of employees	9,732	6,093	1,210	6,751	1,881	1,088	161	26,916

(1)	Europe, Middle-East, Africa: Germany, Switzerland, Italy, Spain, Portugal, Andorra, Belgium, Luxembourg, Poland, Austria, Hungary, Czech Republic, Saudi Arabia.

(2)	United States, Canada, Mexico, Argentina, Brazil, Peru.

(3)	Australia, China, Hong-Kong, India, Malaysia, Singapore, Taiwan, Thailand.

(*) Data on a pro forma basis (Atos and Origin for 12 months).

2.2.	Scope of consolidation

Major changes to the scope of consolidation during the period were as follows:

2.2.1.	Acquisitions

January 2002 Atos Origin increased its interest in Atos Odyssée from 86% to 93% in accordance with the progressive stock purchase agreement. This additional interest was purchased for a consideration of EUR 2.2 million. Atos Odyssée is a French company included in the Consulting Division.

January/May 2002 following on from the contract signed in October 2001 with KPN Group, acquisition of the entire common stock of KPN End User Services, fully consolidated since January 1st, 2002 at a value of EUR 11.5 million.

January/June 2002 acquisition of the entire common stock of the French company Idée Industrie Services (2IS), fully consolidated since January 1st, 2002 at a value of EUR 2.7 million. As a result of the acquisition of this company, which holds a 34% stake in A2B, Atos Origin increased its interest in this latter from 51% to 66%.

August 2002 acquisition of the entire common stock of KPMG Consulting in the United Kingdom and in The Netherlands, fully consolidated since September 1st, 2002. In consideration for the acquisition of KPMG Consulting in the United Kingdom and The Netherlands, Atos Origin issued 3,657,000 bonds redeemable in Atos Origin shares (ORA bonds) at a price of EUR 64.2 each, representing a total of EUR 235 million. The ORA bonds will be redeemed automatically, irrevocably and fully in shares, on August 16th, 2003 at a rate of one new Atos Origin share for one ORA bond. Given their terms, the ORA bonds are included in other shareholder’s equity. In addition, Atos Origin made a cash payment of EUR 417 million and the total transaction value reached EUR 660 million, after inclusion of acquisition costs of EUR 8 million, net of tax.

September 2002 following on from the contract signed in October 2001 with KPN Group, acquisition of the Dutch company KPN Software House renamed Atos Origin Telecom Software for a consideration of EUR 31.9 million and fully consolidated from September 1st, 2002.

2.2.2.	Disposals

January 2002 the Group disposed of its 35% interest in TIS & Origin Consulting (Japan — System Integration). This disposal does not impact Group Revenue as this company was equity accounted in 2001.

2.3.	Notes to the Consolidated Financial Statements

2.3.1.	Accounting Policies

With effect from January 1st, 2001, the consolidated financial statements have been prepared in accordance with the ‘new accounting rules and methods applicable to consolidated financial statements’ approved by the Order of June 22nd, 1999, implementing the Accounting Standards Committee Regulation CRC 99-02.

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These accounting policies do not differ from those previously adopted by the Group and detailed in the Notes to the consolidated financial statements presented in the 2000 Annual Report.

In accordance with the option offered by Regulation 99-02, Atos Origin has not retroactively adjusted investment and divestment transactions performed prior to January 1st, 2001.

With effect from January 1st, 2002, the Group adopted CRC Regulation 00-06 regarding liabilities. Application of this regulation has no impact on opening shareholders’ equity.

As part of the preparation of the consolidated financial statements, Atos Origin has aligned itself with the provisions of certain standards established by the IASC with respect to measurement and recognition.

In particular, Atos Origin has aligned itself with the measures prescribed for the recognition of revenue from services involving fixed price contracts based on the percentage of completion method (IAS 11), the determination of income taxes (IAS12) the recording of property, plant and equipment (IAS 16) and leases (IAS 17), the measurement and recognition of employee benefits (IAS 19), the effects of changes in foreign exchange rates (IAS 21), the impairment of assets (IAS 36) and the recognition of provisions, contingent liabilities and contingent assets (IAS 37).

2.3.2.	Consolidation rules

a. Methods of consolidation

The financial statements of companies over which Atos Origin (hereinafter referred to as ‘the Company’) exercises exclusive control, whether directly or indirectly, are fully consolidated.

The financial statements of companies in which voting rights are split between the Company and another shareholder are consolidated as follows:

•	companies over which the Company has effective control of their business operations are fully consolidated;

•	companies over which the Company exercises significant influence are accounted for using the equity method. Significant influence is assumed to exist where more than 20% of voting rights are held.

b. Basis of consolidation

All companies are consolidated on the basis of financial statements or accounts drawn up to December 31st and adjusted, where necessary, in accordance with Group accounting policies.

c. Foreign companies

The balance sheets of subsidiaries, which do not use the single European currency, are translated into euros at year-end rates of exchange and their income statements are translated at average exchange rates for the year. The impact of exchange rate movements on the balance sheet and net income for the year is taken to shareholders’ equity under ‘Translation adjustments’ (IAS21).

d. Review of the value in use of long-term assets

Long-term assets (property, plant and equipment, intangible assets and goodwill) are adjusted to their value in use when significant adverse changes are identified indicating that the value in use of an asset appears to be lower than its net carrying amount on a long-term basis.

The value in use is reviewed for each asset category by taking into account the Group expectations in terms of economic and operational trends relating to the use of the assets concerned. When an impairment appears necessary, the amount recognized is equal to the difference between the net carrying amount and the value in use.

The value in use is determined by referring to discounted future cash flows, market prices and replacement costs for the used equipment.

For goodwill, the value in use takes into account, in addition to future economic benefits, the benefits expected from the acquisition, such as the synergies resulting from the integration of the acquired enterprise with the Group’s activities and the enterprise’s strategic value for the Group.

The Group is thus in line with the measures of IAS 36, which inspired CNC opinion 2002-07 regarding asset depreciation and impairment.

e. Goodwill

Goodwill represents that portion of the difference between the cost of an investment and the Group’s share in the adjusted net assets of the company acquired as of the date of acquisition, not allocated to fair value adjustments.

Goodwill is amortized on a straight-line basis over the estimated period of benefit, not exceeding 20 years.

Origin Goodwill

Atos signed a Transfer and Subscription Agreement on August 27th, 2000 under which Royal Philips Electronics transferred 98.2% of Origin common stock to Atos, in consideration for the issue of 19,532,732 Atos shares and 2,387,836 Atos shares each with two stock subscription warrants attached (ABSA). The ABSA were divided immediately after issue into 2,387,836 shares and 4,775,672 stock subscription warrants. As of December 31st, 2002, only the second tranche of stock subscription warrants (2,387,836 warrants) remained in circulation. The resulting goodwill was deducted from additional paid-in capital recognized at the time of the transfer, up to the

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amount thereof, in accordance with COB monthly bulletin no. 210 of January 1988. The residual balance was recorded in assets in the consolidated balance sheet.

Notional annual amortization of EUR 9.0 million would have been recorded in respect of the Origin goodwill had this not been partially offset against additional paid-in capital in fiscal year 2000.

Atos KPMG Consulting goodwill

On August 16th, 2002, Atos Origin purchased the entire common stock of Atos KPMG Consulting in the United Kingdom and The Netherlands. This acquisition was remunerated by the issue of 3,657,000 bonds redeemable in shares (ORA bonds) with stock subscription warrants attached at a price of EUR 64.20 each, representing a total amount of EUR 235 million, and a cash payment of EUR 417 million.

Pursuant to Article 210 of CRC Regulation 99-02, the acquisition cost of the KPMG Consulting in the United Kingdom and The Netherlands securities is equal, at the date on which control becomes effective, to the fair value of securities issued. The fair value of the ORA bonds presented in consideration was determined using a multi-criteria approach taking into account the stock market price of the Atos Origin share and the transaction value set by the parties. This method produced a value of EUR 64.20 per share, or a total value for the ORA bonds of EUR 235 million.

The stock subscription warrants attached to the shares underpin the earn-out clause granted in favor of the Atos KPMG Consulting partners in the United Kingdom and The Netherlands.

The stock subscription warrants detached from the ORA bonds represent an additional component of the purchase price for the Atos KPMG consulting activity, payable solely on the realization of certain activity results (earn-out clause). These stock subscription warrants may only be exercised if revenue and profitability objectives of the activities purchased are realized.

Atos Origin has not recorded the stock subscription warrants in its balance sheet and will treat them as an off-balance sheet commitment until their exercise date.

Given the recent nature of the transaction and the expected benefits of the acquisition, such as synergies resulting from the integration of purchased activities with those of the Group, and the quality, importance and competitive positioning of these activities, it was not considered necessary to perform an impairment test leading to a reduction in the net book value of assets allocated to these activities.

f. Effective date of acquisitions and disposals

Net income of companies acquired or sold during the course of the fiscal year is recorded in the consolidated income statement with effect from the date control is acquired or up to the date of disposal respectively.

g. Research and development expenditure

Research and development expenditure in respect of specific applications or products is expensed in the period incurred.

h. Other intangible fixed assets

Other intangible fixed assets primarily comprise software acquired by the Group and amortized on a straight-line basis over periods specific to each acquisition, subject to a maximum of five years. The cost of software developed for internal or commercial use is generally expensed in the period incurred.

It may however be capitalized within intangible fixed assets where the following conditions are satisfied:

•	the project is clearly identified and the corresponding costs are itemized and monitored in a reliable manner;

•	the technical design feasibility of the software is demonstrated;

•	the Group intends to produce, commercialize or use the software internally;

•	a potential market exists for software intended for rental, sale or marketing in any other form and the utility of the software to the Group has been approved in the case of internal use;

•	sufficient resources exist to carry the project through to commercialization or internal use;

•	the Group possesses the management and monitoring tools necessary to satisfy these conditions.

Only costs incurred during the software production phase are capitalized, with costs incurred during design, user configuration and follow-up phases expensed in the period.

The Group holds a number of patents but has not granted any licenses in respect thereof. The Group incurs license fees in respect of licenses granted to it. These fees are recorded in the Income statement under Operating costs and expenses.

i. Tangible fixed assets

Tangible fixed assets are recorded at acquisition cost net of any interest expenses. They are depreciated on a straight-line or reducing-balance basis over the following expected useful lives:

- Buildings	20 years
- Fixtures and fittings	5 to 10 years
- Computer hardware	3 to 5 years
- Vehicles	4 years
- Office furniture and equipment	5 to 10 years

Assets acquired under operating lease contracts are not capitalized.

Assets acquired under finance lease contacts are capitalized and the corresponding borrowing recorded in liabilities in the

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balance sheet. The accounting policy adopted by the Group is consistent with IAS 17 ‘Leases’.

j. Investments

Non-consolidated participating interests are stated at the lower of acquisition cost and fair value.

Fair value corresponds to fair value to the Group, taking into account the Group’s share in adjusted net worth and the future profitability prospects of the Company. A provision for impairment is recorded where the fair value of an investment falls below its acquisition cost.

k. Treasury stock

The Atos Origin shares held by the parent company are charged against consolidated shareholders’ equity.

The accounting treatment for these shares is attributable to the purpose of their holding.

In the event of a disposal, the gain or loss and the corresponding tax impact are recorded in changes in consolidated shareholders’ equity.

l. Operating Receivables

Operating receivables are recorded at nominal value. They are assessed individually and, where appropriate, a provision is raised to take likely recovery problems into account.

m. Transferable securities

Transferable securities are recorded in the balance sheet at the lower of acquisition cost and market value.

For listed securities, market value is equal to the stock market price at the fiscal year-end. SICAV units are recorded at net asset value. Unrealized capital gains are not recognized.

n. Provisions for contingencies and losses

Provisions for contingencies and losses are recognized in compliance with the rulings of the Comité de la Réglementation Comptable governing liabilities (CRC N° 2000-06), whose application is mandatory for fiscal years beginning as of January 1st, 2002. This application had no impact on shareholders’ equity.

The regulation defines a liability as an element of the asset base with a negative economic value for the entity, i.e. an obligation (legal, regulatory, or contractual) of the entity with respect to a third party for which an outflow of resources benefiting this third party is probable or certain, without a consideration expected from the latter that is at least equivalent.

The accounting policy adopted by the Group is consistent with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’.

Atos Origin merger provisions

These provisions concern the Atos Origin merger and break down as follows:

•	Origin fair value adjustment initially established to cover long-term commitments to purchase software licenses for which there was no corresponding business, disputes, litigation and claims as well as previously identified employee-related and tax contingencies and losses to completion on fixed-price contracts;

•	provisions for discontinued operations;

•	provisions for reorganization (employee costs);

•	provisions for real estate end data center rationalization (closure of business sites, regrouping, optimization, etc.).

Other provisions on acquisitions

These provisions concern the acquisition of KPMG Consulting in the United Kingdom and The Netherlands and primarily comprise:

•     provisions for employee-related restructuring costs;

• provisions for adjustments to the opening balance sheet recorded to cover shared service contractual commitments subscribed with KPMG International Group without corresponding resources, due to the progressive integration of purchased activities in Atos Origin.

Provisions for retirement benefits and similar commitments

The Group valuation policy for retirement benefits and similar commitments is in line with IAS 19.

In accordance with the recommendations detailed in this standard, a periodic valuation of these commitments is performed by independent actuarial experts using the projected unit credit method. This actuarial method notably involves a number of assumptions regarding employee turnover, salary increases and the expected future return on plan assets. The discounted present value of these commitments is then calculated using a discount rate taking account of the financial environment in the different countries concerned and multiplied by a coefficient reflecting the remaining working life of employees before payment of the benefits provided by the different regimes.

The assets allocated to finance these employee commitments are recorded at fair value and the expected yield on plan assets is determined taking into account the make-up of investments. Actuarial differences resulting from changes in assumptions, plan amendments or differences between actual and expected returns on plan assets, are amortized over the activity period or the expected remaining life of beneficiaries, in so far as they exceed the 10% corridor provided for by IAS 19. Where the value of assets allocated to the financing of regimes exceeds commitments (surplus position), the Group applies IAS 19, which seeks to limit the recognition of prepaid expenses in the balance sheet. Charges relating to defined benefit plans are expensed as incurred.

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o. Debt issuance costs and bond redemption premiums

Debt issuance costs are included in deferred charges and released to the income statement on a straight-line basis over the life of the loan.

Bonds are recorded in liabilities in an amount corresponding to the issue proceeds and a provision raised over the life of the loan to cover the net-of-tax amount of the related premiums.

A provision for the redemption premium is recognized over the life of the loan for the net-of-tax-amount.

The Group has also decided to adopt the position expressed by the COB in its 1994 Annual Report and reiterated in its recommendations for the 2002 year-end closing, which consists in providing for all redemption premiums at the closing from the time the share price falls below the discounted value of the bond redemption.

p. Accounting classification of ORA bonds in the consolidated balance sheet

The bonds redeemable in shares (ORA bonds) issued on the acquisition of KPMG Consulting in the United Kingdom and The Netherlands by Atos Origin are recorded in shareholders’ equity in accordance with French accounting rules and due, primarily, to the absence of any remuneration and the suppression of the escape clause. On August 16th, 2003, shares will be automatically and irrevocably issued to redeem these bonds.

q. Financial Instruments

The Group uses various financial instruments to hedge against foreign exchange and interest rate risks. All hedging instruments are traded with leading banks.

Foreign exchange risks are hedged using forward contracts and currency swaps and interest rate risks using standard interest rate swap agreements.

Hedging gains and losses are matched against the loss or gain on the hedged item.

r. Revenue

Revenue corresponds to the proceeds from sales of services and equipment carried out by fully consolidated companies in the normal course of business. The Group therefore is in line with IAS 11.

Consulting and Systems Integration Division revenue from fixed-price contracts is recognized in line with the technical completion of projects. When income from fixed-price contracts to develop individual applications or integrated systems is recorded over the course of several fiscal years, it is recognized using the percentage completion method. The excess of costs over billings is recorded in the balance sheet under ‘Accounts and notes receivable — trade’ and the excess of billings over costs under ‘Deferred income’.

Managed Services Division revenue is generally determined based on a fixed-price and/or a number of IT work units.

On-line services Division revenue largely corresponds to transaction volumes and IT services rendered.

s. Net income on ordinary activities

Net income on ordinary activities comprises the results of operations and financing transactions of the various Group business lines and any write-downs of non-consolidated participating interests.

t. Non-recurring items

Non-recurring items include income and expenses relating to events or operations clearly outside the ordinary activities of the Group due to their nature, amount or unusual occurrence.

u. Corporate Income Tax

The tax charge recorded in the Income Statement is the total of the current and deferred tax charge.

The Group accounts for deferred tax using the liability method on all temporary differences between the book value and tax base of assets and liabilities recorded in the consolidated balance sheet, with the exception of goodwill and the undistributed earnings of consolidated companies. The deferred tax charge is not discounted to present value. Deferred tax assets and liabilities are netted off at taxable entity level.

Deferred tax assets corresponding to temporary differences and tax loss carryforwards are recognized in the accounts and a provision raised where the likelihood of realization of taxable profits at tax entity level is considered low based on available historical and forecast information. The accounting policy adopted by the Group is consistent with IAS 12 ‘Income Taxes’.

v. Earnings per share

Earnings per share (basic and diluted) is calculated by dividing net income before or after amortization of goodwill by:

•	the weighted average number of shares in issue during the period (basic earnings per share);

•	the weighted average number of shares in issue during the period, plus the number of shares that could be issued as a result of the exercise in full of all convertible securities outstanding (diluted earnings per share).

ATOS ORIGIN ANNUAL REPORT 2002 33

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2.3.3.	Notes to the consolidated income statement

Comparability of fiscal years:

The figures for fiscal years 2002, 2001 and 2000 are not comparable insofar as:

•	The fiscal year ended December 31st, 2000 had an exceptional term of 15 months and includes the entities resulting from the Atos scope for 15 months and those resulting from the Origin scope for 3 months.

•	The fiscal year ended December 31st, 2002 includes the entities resulting from the KPMG Consulting activities in the UK and The Netherlands with effect from September 1st, 2002.

a. Personnel expenses

	Period ended	Period ended	Period ended
	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000
(in EUR millions)	(12 months)	(12 months)	(15 months) (*)

Wages and salaries	(1,290.8)	(1,187.0)	(678.7)
Other expenses	(351.2)	(361.5)	(255.2)

Total	(1,642.0)	(1,548.5)	(933,9)

b. Breakdown of employee numbers by geographical region

	Year-end	Year-end	Year-end	Average	Average	Average
	number of	number of	number of	number of	number of	number of
	employees	employees	employees	employees	employees	employees
	2002	2001	2000	2002	2001	2000

France	8,685	8,419	9,732	8,657	10,319	8,757
The Netherlands	9,019	7,114	6,093	8,184	6,259	6,230
United Kingdom	2,139	1,133	1,210	1,592	1,081	1,350
Other EMEA	6,319	6,838	6,751	6,571	6,767	6,617
Americas	1,210	1,517	1,881	1,367	1,740	2,197
Asia — Pacific	1,131	1,147	1,088	1,134	1,149	1,125
Corporate	99	110	161	100	125	168

Total	28,602	26,278	26,916	27,606	27,440	26,442

c. Directors’ compensation

Total compensation allocated between January 1st, 2002 and December 31st, 2002 to members of the Atos Origin S.A. Management Board and the Chairman of the Supervisory Board (8 individuals) amounted to EUR 4,966,117. Members of the Atos Origin S.A. Supervisory Board received directors’ fees of EUR 152,424 during the same period.

d. Operating costs and expenses

	Period ended	Period ended	Period ended
	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000
(in EUR millions)	(12 months)	(12 months)	(15 months)

Equipment, supplies and sub-contracting costs	(340.9)	(425,5)	(307,5)
Premises and equipment costs and maintenance	(307.6)	(262.1)	(161.5)
Travel expenses	(81.8)	(102,2)	(59,6)
Telecommunications	(121.4)	(114,4)	(68,0)
Depreciation and amortization	(125.1)	(136,5)	(88,7)
Taxes other than corporate income tax	(21.4)	(25,1)	(12,0)
Other operating costs and expenses	(137.1)	(162.1)	(121.5)

Total	(1,135.3)	(1,227.9)	(818,8)

34 ATOS ORIGIN ANNUAL REPORT 2002

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e.     Net financial expense

Net financial expense by type

			Period ended	Period ended	Period ended
			Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000
(in EUR millions)	Income	Expense	(12 months)	(12 months)	(15 months)

Convertible bond issues		(3.8)	(3.8)	(3.9)	(4.7)
Long- and medium-term borrowings		(14.1)	(14.1)	(3.5)	(1.3)
Lease financing		(1.3)	(1.3)	(1.7)	(1.8)
Short-term financing	16.2	(13.7)	2.5	0.1	(0.4)

Net interest expense	16.2	(32.9)	(16.7)	(9.0)	(8.2)
Exchange gains and losses	10.1	(12.1)	(2.0)	0.4	(2.4)
Financial provisions (*)	0.5	(9.0)	(8.5)	(3.2)	(0.2)
Other		(0.1)	(0.1)	2.2	5.0

Total	26.8	(54.1)	(27.3)	(9.6)	(5.8)

     (**) Charges to financial provisions included in the net financial expense 2002 total EUR 8.5 million:

     > EUR 4.9 million in respect of the exchange losses and the non-consolidated participating interest,

     > EUR 3.6 million with respect to the exceptional provision for the convertible bond issue redemption premium.

Interest rate information

Average Group borrowings increased from approximately EUR 184 million in fiscal year 2001 to EUR 333 million in fiscal year 2002. The cost of borrowings fell to 5.0% from 5.2% last year.

f.     Non-recurring items

Net non-recurring expenses total EUR 70.8 million, and primarily comprise:

•	EUR 76.5 rationalization and reorganization costs including EUR 38.2 million provisions to cover restructuring to be completed in fiscal year 2003.

•	Disposals of participating interests for EUR 12.2 million. These net capital gains were generated by the sale of SNT shares received in consideration for the 2001 sale of customer contact centers in France and the Origin TIS minority interest in Japan.

g.     Corporate income tax Current and deferred taxes

	Period ended			Period ended			Period ended
	Dec. 31st, 2002			Dec. 31st, 2001			Dec. 31st, 2000
(in EUR millions)	(12 months)			(12 months)			(15 months)

	France	International	Total	France	International	Total	France	International	Total
Current taxes	(18.2)	(10.6)	(28.8)	(24.9)	(22.3)	(47.2)	(15.0)	(3.4)	(18.4)
Deferred taxes	3.4	(21.5)	(18.1)	(0.6)	(36.2)	(36.8)	(3.3)	(12.2)	(15.5)

Total	(14.8)	(32.1)	(46.9)	(25.5)	(58.5)	(84.0)	(18.3)	(15.6)	(33.9)

The corporate income tax charge for the period ended December 31st, 2002 was EUR 46.9 million, corresponding to a effective rate of 30.3% of income before tax and after deductible amortization of goodwill.

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Net income before tax and amortization of goodwill breaks down as follows:

	Period ended	Period ended	Period ended
(in EUR millions)	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000

Net income on ordinary activities	238.3	251.6	155.2
Non-recurring items	(70.8)	(2.9)	(42.1)
Net income before tax and amortization of goodwill	167.5	248.7	113.1
Deductible amortization of goodwill	(12.7)	—	—

Theoretical tax base	154.8	248.7	113.1

The deductible goodwill amortization charge is EUR 12.7 million and corresponds to the goodwill generated by the integration of the activities of KPN Data Center, End User Services and KPMG Consulting in the United Kingdom.

Effective rate of tax

The difference between the standard French corporate income tax rate and the effective tax rate breaks down as follows:

	Period ended	Period ended	Period ended
(in EUR millions)	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000

Theoretical tax base	154.8	248.7	113.1
French standard rate of tax	35.4%	36.4%	37.7%
Theoretical tax charge at French standard rate	(54.8)	(90.5)	(42.6)
Impact of permanent differences	1.1	—	—
Foreign income taxed at different rates	1.7	2.6	2.5
Unrecognized deferred tax assets	2.0	5.8	6.2
Others	3.1	(1.9)	—

Group tax charge	(46.9)	(84.0)	(33.9)

Effective Group tax rate	30.3%	33.8%	30.0%

The decrease in the effective Group tax rate is due to a reduction in the standard tax rates in France and The Netherlands, as well as tax repayments obtained in 2002 and the location of certain activities in countries benefiting from lower tax rates than in France.

Breakdown of deferred tax assets by type and origin

(in EUR millions)	Gross value	Provision	Net value

* Tax losses carried forward	60.9	(44.2)	16.7
* Temporary differences. adjustments and provisions	67.0	(16.0)	51.0

Total	127.9	(60.2)	67.7

Deferred tax assets not provided represent profits recognized in the accounts. tax unit by tax unit. in respect of probable future tax savings. Such savings are restricted to the ability of each tax unit to recover these assets in the near future. Deferred tax assets are not discounted to present value as the impact of discounting is not material at individual tax unit level and certain tax units are unable to produce a reliable reversal schedule. The countries with the largest tax losses available for carry forward are the United States (EUR 54.5 million). Germany and Switzerland (EUR 29.1 million) and Brazil (EUR 7.3 million).

The tax losses carryforward schedule is as follows:

(in EUR millions)	Dec 31st, 2002	Dec 31st, 2001	Dec 31st, 2000

2002	—	1.4	1.6
2003	2.5	2.6	9.1
2004	0.6	4.1	11.1
2005	2.2	1.7	13.0
2006	3.5	5.3
2007	5.6
Tax losses available for carryforward more than 5 years	67.3	54.7	26.3

Ordinary tax losses carryforwards	81.7	69.8	61.1
Evergreen tax losses carryforwards	45.4	63.2	69.9

Total tax losses carryforwards	127.1	133.0	131.0

36 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

h. Minority interests

The minority interest share in net income is EUR 11.3 million. The most significant balances concern:

•	AtosEuronext, Bourse Connect and companies in partnership with Euronext, for EUR 4.4 million

•	Atos Processing Services (APS), a German payment services specialist, for EUR 1.9 million

•	Atos Origin Middle East, a System Integration specialist in Saudi Arabia, for EUR 3.5 million

i. Earnings per share

The Group applies the earnings per share calculation rules described in Note 2.3.1. Under this method it is assumed that funds received on the date of exercise of rights are invested at either the money market rate or the Group internal rate of return.

Basic and diluted earnings per share may be reconciled as follows:

	Period ended Dec. 31st,	Period ended Dec. 31st,	Period ended Dec. 31st,
	2002 (12 months)	2001 (12 months)	2000 (15 months)

Net income — Group share [a]	70.8	123.0	48.5
Impact of the conversion of dilutive instruments	0.1	11.3	7.4

Diluted net income — Group share [b]	70.9	134.3	55.9

Weighted-average number of shares outstanding [c]	43,954,677	43,806,925	26,064,573
Impact of dilutive instruments
Convertible bonds (OCEANE)		1,440,501	1,440,501
Philips Warrants	2,387,413	4,774,826	4,774,826
ORA KPMG Consulting UK and NL	3,657,000
Earn-out Atos KPMG Consulting	847,500
Stock subscription option plans		3,779,172	2,282,890

Diluted average number of shares outstanding [d]	50,846,590	53,801,424	34,562,790

Earnings per share in EUR [a]/[c]	1.61	2.81	1.86
Diluted earnings per share in EUR [b]/[d]	1.39	2.49	1.62

2.3.4.	Notes to the consolidated balance sheet

a. Goodwill

	Dec 31st,	Acq./	Disposals/	Dec 31st,	Acq./	Disposals/	Dec 31st,
(in EUR millions)	2000	Charge	Reversal	2001	Charge	Reversal	2002

Gross value	386.2	123.4	(6.5)	503.1	690.9		1,194.0
Amortization	(76.2)	(23.3)	1.8	(97.7)	(67.1)*		(164.8)

Net book value	310.0	100.1	(4.7)	405.4	623.8		1,029.2

(*) Depreciation and amortization charges for 2002 in the amount of EUR 67.1 million include an exceptional charge for the Origin goodwill in the amount of EUR 28.7 million. This exceptional charge offsets the reversals of provisions, which were no longer founded, as recorded in the Origin opening balance sheet as at October 1st, 2000.

Goodwill movements between December 31st, 2001 and 2002 were as follows:

(in EUR millions)

Net book value as of Dec. 31st, 2001	405.4
Atos Origin End User Services & Telecom Software Solutions	58.0
Atos KPMG Consulting in The Netherlands	166.3
Atos KPMG Consulting in the United Kingdom	453.1
Other	13.5

Total acquisitions	690.9

Exceptional adjustment to goodwill	(28.7)
Amortization of goodwill	(38.4)

Net book value as of Dec. 31st, 2002	1,029.2

The acquisition cost of KPMG Consulting securities in The Netherlands was EUR 155.1 million (including acquisition costs), for net worth purchased, after adjustments, of negative EUR 11.2 million. The related goodwill is therefore EUR 166.3 million.

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The acquisition cost of KPMG Consulting activities in the United Kingdom was EUR 505.2 million (including acquisition costs), for net assets, after adjustments, of EUR 52.1 million. The related goodwill is therefore EUR 453.1 million.

b. Other intangible fixed assets

(in EUR millions)	Gross value	Amortization	Net value

December 31st, 2000	97.7	(56.4)	41.3
Additions. charges	10.7	(18.2)	(7.5)
Disposals. reversals	(2.6)	1.5	(1.1)
Changes in Group structure / Translation differences	(12.8)	3.0	(9.8)

December 31st, 2001	93.0	(70.1)	22.9

Additions. charges	19.5	(11.7)	7.8
Disposals. reversals	(6.3)	3.7	(2.6)
Changes in Group structure / Translation differences	3.5	0.6	4.1

December 31st, 2002	109.7	(77.5)	32.2

c. Tangible fixed assets

			Computer	Other	Fixed assets	Payments	Gross
(in EUR millions)	Land	Buildings	hardware	assets	in progress	on account	value

Gross value as of Dec. 31st, 2000	2.8	91.0	340.2	141.0	1.4	0.8	577.2

Additions	0.7	17.9	82.6	20.8	5.3	0.5	127.8
Disposals	(0.5)	(19.8)	(33.2)	(32.0)		(0.6)	(86.1)
Changes in Group structure and other	2.3	32.0	114.5	5.9	(1.1)	0.1	153.7

Gross value as of Dec. 31st, 2001	5.3	121.1	504.1	135.7	5.6	0.8	772.6

Additions		23.4	37.6	12.9	8.5	(0.1)	82.3
Disposals	(4.0)	(44.1)	(68.1)	(18.6)			(134.8)
Changes in Group structure and other	(0.1)	14.9	5.8	(6.0)	(10.8)	(0.5)	3.3

Gross value as of Dec. 31st, 2002	1.2	115.3	479.4	124.0	3.3	0.2	723.4

Accum. depreciation as of Dec. 31st, 2000		(44.0)	(234.1)	(104.0)	0.0	(0.3)	(382.4)

Charge		(9.5)	(84.9)	(19.9)			(114.3)
Release		12.9	24.3	30.1		0.2	67.5
Changes in Group structure and other		(1.6)	(32.1)	(5.8)			(39.5)

Accum. depreciation as of Dec. 31st, 2001	0.0	(42.2)	(326.8)	(99.6)	0.0	(0.1)	(468.7)

Charge		(12.6)	(82.1)	(17.1)			(111.8)
Release		7.7	52.8	14.0		0.1	74.6
Changes in Group structure and other		(1.9)	(9.7)	11.4			(0.2)

Accum. depreciation as of Dec. 31st, 2002	0.0	(49.0)	(365.8)	(91.3)	0.0	0.0	(506.1)

Net Value as of Dec. 31st, 2002	1.2	66.3	113.6	32.7	3.3	0.2	217.3

d. Investments

Investments comprise investments in equity affiliates and non-consolidated participating interests, loans and guarantee deposits.

Investments in equity affiliates total EUR 0.2 million and consist of the Group’s 50% interest in the French company Twinsoft.

Non-consolidated participating interests total EUR 4.6 million and primarily consist of the Group’s 12.4% interest in the German company B+S Card Services.

Loans and guarantee deposits total EUR 16.5 million.

38 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

e. Accounts and notes receivable. trade

(in EUR millions)	2002(*)	2001	2000

Gross value	908.0	1,007.7	872.9
Provisions	(36.1)	(36.8)	(16.6)

Net asset value	871.9	970.9	856.3
Payments on account received on orders	(87,2)	(87,8)	(47,6)
Deferred income and amounts due to customers	(66.0)	(67.5)	(66.8)

Net accounts receivables (incl. VAT)	718.7	815.6	741.9

Number of days revenue outstanding	68	79	77

(*) The average customer turnover period in fiscal 2002 was determined based on revenues for the months October to December 2002.

f. Other receivables. prepayments and accrued income

(in EUR millions)	2002	2001	2000

Recoverable VAT	56.3	41.0	43.0
Tax-related assets (carry back, minimum tax charge, tax credits)	43.7	34.1	53.2
Deferred tax assets	77.4	90.0	75.1
Amounts receivable on disposals of tangible assets and investments (*)	5.9	17.5	1.0
Other receivables	25.2	30.7	36.0
Prepayments and accrued income	55.7	46.8	36.1

Total	264.2	260.1	244.4

(*) Amounts receivable on asset disposals as of December 31st, 2001 and 2002, comprise that portion of the customer contact center activities consideration receivable in 2002 and 2004.

g. Common stock

	Number	Par	Total
	of shares	value	(in EUR thousands)

Common stock at 31/12/00	(*) 43,764,396	EUR 1	43,764.4
Common stock at 31/12/01	43,853,704	EUR 1	43,853.7
Common stock at 31/12/02	44,055,676	EUR 1	44,055.7

(*) Issue of 21.9 million shares on October 31st, 2000 as a result of the merger with Origin

The following common stock issues were carried out in fiscal year 2002:

			(in EUR millions)
Date of Management		Number of	Impact on	Impact on additional
Board meeting	Description	shares issued	common stock	paid-in capital

December 31st, 2002	Exercise of stock options	103,095	0.1	2.9
	Shares issued to Employees Savings plan	98,877	0.1	5.9

Total		201,972	0.2	8.8

h. Minority interests

Minority interests in shareholders’ equity total EUR 43.6 million. The most significant balances concern:

•	AtosEuronext, Bourse Connect and companies in partnership with Euronext: EUR 32.4 million

•	Atos Processing Services (APS), a German payment specialist company: EUR 5.1 million

•	Atos Origin Middle-East: EUR 3 million

ATOS ORIGIN ANNUAL REPORT 2002 39

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i. Provisions for contingencies and losses

(in EUR millions)	2000	Other (*)	Charge	Release	2001	Other (*)	Charge	Release	2002

Fair value adjustment Origin	129.0	15.2		(69.0)	75.2	(18.9)		(15.5)	40.8
Merger integration	159.5	(0.4)	0.7	(135.1)	24.7	(4.5)		(14.0)	6.2
Other provisions on acquisitions						25.0	8.7	(9.6)	24.1
Operating provisions	60.1	6.5	36.2	(44.6)	58.2	12.1	52.4	(36.6)	86.1
Pensions	56.4	28.6	9.8	(1.8)	93.0	4.8	16.8	(5.2)	109.4

Total provisions for contingencies and losses	405.0	49.9	46.7	(250.5)	251.1	18.5	77.9	(80.9)	266.6

(*) The ‘Other’ column comprises adjustments to the opening balance sheet, changes in Group structure and translation differences, together with amounts transferred to operating liabilities.

Fair value adjustment Origin

(in EUR millions)	2000	Adjust (a)	Charge	Release	2001	Changes (b)	Charge	Release	2002

Fair value adj. Origin	129.0	15.2		(69.0)	75.2	(18.9)		(15.5)	40.8

(a)	Adjustments on goodwill & translation differences (b) Changes in Group structure & translation differences.

In October 1, 2000, the company made a number of fair value accounting adjustments to the opening balance sheet of Origin. Provisions were charged against equity to cover long-term software license commitments for which there was no corresponding business, commercial disputes, litigation and claims as well as previously identified employee-related and tax contingencies and losses to completion on fixed-price contracts. These provisions were increased by a further EUR 15 million in 2001, based on our final assessment of those contingencies. EUR 69 million was charged against these provisions in the period. In fiscal 2002 they were utilized in the amount of EUR 15.5 million and released in the amount of EUR 17.1 million in respect of provisions no longer required (EUR 6.8 million — nil impact on consolidated net income) and translation differences (EUR 10.3 million). Provisions of EUR 1.8 million were transferred to operating liabilities At December 31st, 2002, the majority of the EUR 41 million balance related to commitments to purchase excess software licenses over a residual 5-year period and to employee and tax contingencies yet to be settled.

Origin merger

(in EUR millions)	2000	Adjust (a)	Charge	Release	2001	Adjust (b)	Charge	Release	2002

Discontinued operations	7.2	6.7		(13.9)	0.0				0.0
Reorganization	115.0	(3.6)		(91.2)	20.2	(4.5)		(11.9)	3.8
Rationalization	19.1	(1.9)		(14.1)	3.1			(0.9)	2.2
Integration costs	18.2	(1.6)	0.7	(15.9)	1.4			(1.2)	0.2

Total	159.5	(0.4)	0.7	(135.1)	24.7	(4.5)		(14.0)	6.2

(a)	Adjustments on goodwill & translation differences.

The merger provisions concern the merger with Origin.

They covered the cost of implementing restructuring plan including significant staff reductions, the rationalization of premises and data processing facilities, and discontinuing or disposing of a number of loss-making and non-core activities. In 2001, EUR 121 million was charged against these provisions to finance the cost of restructuring in the period, while EUR 14 million of restructuring provisions was accounted for as operating activities to cover restructuring engaged at the closing 2001 and utilized in 2002. During 2002, EUR 14 million was used and EUR 4 million was recognized in operating liabilities and will be utilized in the first half of 2003. As at December 31st, 2002, the balance of EUR 6 million covers the restructuring to be carried out in 2003.

Other acquisitions

(in EUR millions)	2001	Adjust. (a)	Charge	Release	2002

Atos KPMG Consulting	—	25.0	8.7	(9.6)	24.1

(a)	Adjustments on goodwill & translation differences.

40 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

The provisions recorded on the acquisition of KPMG Consulting in The Netherlands and the United Kingdom cover three types of cost:

•	unused shared services with KPMG Audit,

•	employee-related costs resulting from economies of scale between Atos Origin activities in the United Kingdom and Atos KPMG Consulting,

•	employee-related costs associated with downsizing measures implemented in respect of identified over-capacity. These provisions are in line with those identified when the acquisition was announced.

Operating provisions

(in EUR millions)	2000	Adjust (a)	Charge	Release	2001	Adjust (a)	Charge	Release	2002

Provisions for project commitments	16.6	0.1	12.6	(11.2)	18.1	2.0	9.4	(15.4)	14.1
Euro & Y2K	3.1			(3.1)	0.0				0.0
Provisions for reorganization	6.0	0.7	1.9	(4.4)	4.2	1.2	27.7	(5.2)	27.9
Other	34.4	5.7	21.7	(25.9)	35.9	8.9	15.3	(16.0)	44.1

Operating provisions	60.1	6.5	36.2	(44.6)	58.2	12.1	52.4	(36.6)	86.1

(a)	Adjustments on goodwill & translation differences.

The operating provisions essentially concern restructuring unrelated to the Atos Origin merger and the Atos KPMG Consulting acquisition, project commitments, the convertible bond redemption premiums, and various contingencies and losses. The increase in operating provisions in fiscal 2002 is mainly due to identified over-capacity. Other provisions remained stable.

Pensions

(in EUR millions)	2000	Adjust (a)	Charge	Release	2001	Adjust (a)	Charge	Release	2002

Pensions	56.4	28.6	9.8	(1.8)	93.0	4.8	16.8	(5.2)	109.4

The Atos Origin Group offers its employees several post-retirement benefits and benefits contingent on the accumulation of a number of years service within the Group. These include defined benefit pension schemes and retirement termination payments.

The terms and conditions of these schemes (services. financing and asset investment policy) vary according to applicable legislation and regulations within each country.

The EUR 109.4 million provision primarily covers the following countries:

–	The Netherlands,

–	Germany,

–	Italy (Leaving service),

–	France (retirement termination payments).

The largest commitments concern entities located in the United Kingdom and The Netherlands. where Group employee pensions are primarily assured by separate legal entity pension funds. jointly administered by employees and management. Commitments are funded by employer and employee contributions and the return obtained on plan assets. generally invested in shares and bonds. The solvency of the fund is monitored by local regulators and is reviewed as part of periodic actuarial valuations aimed at ensuring that contribution levels are sufficient to cover services.

Certain other Group entities. primarily in France and Germany. offer complementary pension schemes aimed at increasing expected services provided by mandatory schemes. together with retirement termination payments and long-service bonuses provided for by industry-wide collective bargaining agreements. The Group took into account the 2002 amendment to the limitations provided for in IAS 19 on the recognition of prepaid expenses in the balance sheet, when the value of assets allocated to financing pension regimes (increased by any unrecognized actuarial losses) exceed pension commitments.

ATOS ORIGIN ANNUAL REPORT 2002 41

2 ANNUAL REPORT	> FINANCIAL REPORT

The principal assumptions incorporated in the actuarial valuations, performed in accordance with IAS 19 recommendations, are as follows:

	United Kingdom		The Netherlands		Other Euroland countries

	2002	2001	2002	2001	2002	2001

Rate of salary increase	3.75%	4.0%	3.35%	2.5%	2 to 3%	2 to 3%
Expected return on plan assets	7.70%	6.5%	7.00%	7.0%	Not applicable
Discount rate	5.75%	5.8%	5.50%	6.0%	5.50%	5.8 to 6%

(in EUR millions)	31/12/02	31/12/01

Provisions for pension commitments and equivalent	109.4	93.0
Including, Group commitments at the end of 2002	70.7	65.6
Including, commitments in respect of which the multi-employer funds will be	38.7	27.4
taken over by the Group from January 1st, 2004 (KPN/KPMG)

The main defined-benefit plans are as follows:

	Netherlands	United Kingdom	Other	Total

Total commitments	(439.0)	(162.2)	(88.2)	(689.4)
Fair value of plan assets	353.0	111.9	19.9	484.8
Net financing surplus/(deficit)	(86.0)	(50.3)	(68.3)	(204.6)
Provisions	(6.4)	—	(64.3)	(70.7)

Unrecognized losses	(79.6)	(50.3)	(4.0)	(133.9)

Corridor (10% of commitments)	43.9	16.2	—	60.1
Amortization base	(35.7)	(34.1)	—	(69.8)
Average remaining activity period of employees	8 years	12 years

Forecast 2003 actuarial amortization charge	(4.5)	(2.8)		(7.3)

In accordance with Group policy, unrecognized actuarial losses in the United Kingdom and The Netherlands will be amortized over the average remaining activity period of employees, in so far as they exceed the 10% corridor (10% of the maximum between total commitments and the fair value of plan assets).

An additional expense of approximately EUR 8 million will be recorded in the 2003 Income Statements.

No material impact is expected in respect of other countries.

Analysis of amounts recorded in the Balance Sheet and the Income Statement in respect of existing regimes in the United Kingdom and The Netherlands:

(in EUR millions)	2002	2001

Prepaid expenses / accrued expenses	(6.4)	47.8
Impact of limitations on the recognition of surpluses	0	47.8

Net amount recognized in the balance sheet	(6.4)	0
Current service cost	(24.9)	(25.2)
Interest expense	(32.1)	(29.1)
Expected return on plan assets	38.3	38.2
Amortization of actuarial gains/losses	(0.9)	0

Total profit / (loss)	(19.6)	(16.1)

42 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

j. Net debt

	2002
	Falling due within

						5 years	2001	2000
(in EUR millions)	Total	1 year	2 years	3 years	4 years	or more	Total	Total

Bonds	(173.0)		(173.0)				(173.0)	(173.0)
Finance leases	(17.2)	(11.8)	(4.2)	(1.0)	(0.1)	(0.1)	(27.1)	(32.3)
Long-term borrowings	(636.7)	(100.0)	(155.5)	(152.1)	(152.1)	(77.0)	(181.3)	(26.0)
Other borrowings	(35.3)	(23.0)	(0.9)	(0.9)	(9.4)	(1.5)	(30.3)	(12.5)

Total borrowings	(862.1)	(134.8)	(333.6)	(154.0)	(161.6)	(78.6)	(411.7)	(243.8)

Transferable securities	133.1	133.1					83.2	49.5
Cash at bank and in hand	288.7	288.7					93.3	80.8

Total cash and cash equivalents	421.8	421.8	0.0	0.0	0.0	0.0	176.5	130.3

Net debt	(440.3)	287.0	(333.1)	(154.0)	(161.6)	(78.6)	(235.2)	(113.5)

Fixed- and floating-rate borrowings break down as follows:

(in EUR millions)	2002	2001	2000

Fixed-rate borrowings	(183.0)	(178.8)	(217.0)
Floating-rate borrowings	(679.1)	(232.9)	(26.8)

Total borrowings	(862.1)	(411.7)	(243.8)

Fixed-rate borrowings primarily consist of convertible bonds and finance lease contracts.

Floating-rate borrowings primarily consist of the syndicated loan and credit facilities and overdrafts used occasionally by Group companies.

In line with Group policy of hedging 50% of floating-rate borrowings using fixed-rate interest swaps, actual fixed-rate borrowings amount to EUR 520 million.

All borrowings are denominated in euros.

Convertible bonds (1999-2004)

In June 1999 Atos carried out a EUR 172.5 million convertible bond issue, represented by 1,440,501 bonds with a nominal value of EUR 119.8.

The bonds pay interest at 1% per year.

They are redeemable at any time after October 1st, 2002, at the issuers initiative, with a redemption premium of EUR 11.60 or on October 1st, 2004 at a price of EUR 131.4, representing a yield to maturity of 2.75%.

The bonds may be converted at any time as from July 6th, 1999, on the basis of one share per bond.

Syndicated loan (2002-2007)

On August 6, 2002 Atos Origin secured a syndicated loan for an amount of EUR 800 million, in order to finance:

•	The acquisition of KPMG Consulting in UK and in The Netherlands,

•	The repayment of the syndicated loan, signed in 2001,

•	General company purpose.

The principal characteristics of this syndicated loan are:

•	Tranche A of EUR 475 million, 5 years amortizing,

•	Tranche B of EUR 150 million, 4 years amortizing with one year repayment holiday,

•	Tranche C of EUR 175 million, 3 years revolving credit facility,

ATOS ORIGIN ANNUAL REPORT 2002 43

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As of December 31st, 2002 the loan had been drawn down in the amount of EUR 625 million, representing the whole of tranches A and B. Interest rate swaps fixing the rate payable were entered into for an amount of EUR 175 million, in addition to the existing swap contracts for EUR 163 entered in 2001.

In addition, the Group must comply with two financial criteria throughout the term of the loan:

•	Net indebtedness less than consolidated shareholders’ equity, Group share,

•	Net indebtedness less than two-times consolidated EBITDA.

The debt-equity ratio as of December 31st, 2002 is 59%, while Net Debt is 1.1 times EBITDA.

k. Financial instruments

1.     Market value of financial instruments

Cash at bank and in hand, short-term deposits, trade accounts receivable, bank facilities and trade accounts payable

Given the short-term nature of these instruments, the Group considers their book value to represent a reasonable approximation of their market value as of December 31st, 2002.

Medium- and long-term borrowings

The market value of medium- and long-term borrowings as of December 31st, 2002 is estimated at EUR 795 million based on:

•	the book value of the syndicated loan,

•	the market value of the convertible bonds.

The net book value of the syndicated loan and the convertible bonds as of December 31st, 2002 represent an amount of EUR 798 million.

Derivatives

The Group uses standard interest rate swap contracts entered into with leading banks in the management of its borrowings. As of December 31st, 2002, Atos Origin held a hedge contract in the amount of EUR 338 million, covering that part of the syndicated loan drawn down at this date.

The average fixed rate of interest guaranteed by swaps entered into during fiscal years 2001 and 2002 exceeds that available on financial markets as of December 31st, 2002.

The market value of these swaps applied to the residual term of the contracts would represent a loss for Atos Origin of EUR 7.3 million as of December 31st, 2002, if the Group decided to unwind the swaps. This valuation only concerns derivatives with a residual period to maturity of more than 1 year.

2.	Management of counterpart risks

The Group has a strict policy of analyzing counterpart risks. The Group manages the counterpart risks relating to its commercial activities by maintaining a diversified customer portfolio and using risk monitoring instruments. The Group controls the counterpart risk relating to its investments and market transactions by rigorously selecting a range of leading, diversified bank counterparts. As such, the Group considers its exposure to credit risk to be minimal.

3.	Exposure to market risk

Exposure to foreign exchange risk

The Group’s monetary assets comprise loans and borrowings, transferable securities and cash at bank and in hand. Monetary liabilities comprise borrowings, operating and other liabilities. A large part of Group commercial and financial transactions are Euro denominated.

The Group has implemented a foreign exchange management policy covering positions resulting from commercial and financial transactions performed in currencies other than the Euro. The Group is primarily exposed to movements in the GBP and USD. This policy involves the hedging of all foreign currency invoices once the transaction commitment becomes firm. The Group uses forward contracts and foreign exchange swaps for hedging purposes.

Exposure to interest rate risk

This encompasses two types of risk:

•	a price risk in risk of fixed-rate financial assets and liabilities. For example, by contracting a fixed-rate liability, the Company is exposed to opportunity risk should interest rates fall. A change in interest rates would impact the market value of fixed-rate financial assets and liabilities but would not impact financial income and expenses and, as such, future net income of the Company up to maturity of these assets and liabilities.

•	a cash-flow risk in risk of floating-rate financial assets and liabilities. The Group does not believe that a change in interest rates would have a material impact on the value of floating-rate financial assets and liabilities.

Taking into account hedging instruments contracted by the Group as of December 31st, 2002, borrowings exposed to interest rate risk at this date total EUR 341 million.

An increase in interest rates of approximately 100 base points would have increased the 2002 interest expense by EUR 3.4 million.

If the Group had not contracted these interest rate hedges, the 2002 interest expense would have been lower by EUR 1.4 million.

44 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

l. Accounts and notes payable. trade

(in EUR millions)	2002	2001	2000

Trade payables	325.7	403.2	326.0
Amounts payable on assets	17.1	20.0	9.1

Total	342.8	423.2	335.1

m. Other liabilities. accruals and deferred income

(in EUR millions)	2002	2001	2000

Payments on account received on orders	87.2	87.8	47.6
Employee-related liabilities	176.4	189.8	123.7
Social security and other employee welfare liabilities	106.6	111.5	99.0
VAT payable	102.3	95.3	91.7
Corporate income tax payable	39.0	35.2	27.4
Deferred tax liabilities	9.7	12.3	12.2
Liabilities on acquisitions of participating interests	4.6	5.0	4.1
Miscellaneous creditors and other operating liabilities	29.3	32.0	37.9
Deferred income	47.1	45.6	46.2

Total	602.2	614.5	489.8

Payments on account received on orders and deferred income are included in the accounts receivable calculation.

2.3.5.	Off-Balance sheet commitments

a. Other financial commitments

(in EUR millions)	2002	2001	2000

Commitments given
- Pledges. securities. guarantees	108.7	108.3	56.0

Commitments received
- Pledges. securities. guarantees	—	—	—

Other commitments
- Retirement commitments not funded by provisions	3.4	3.7	3.9

Pledges, securities and guarantees given in the amount of EUR 108.7 million break down as follows:

(in EUR millions)	2002	2001	2000

Supplier warranties	26.2	15.2
Customer warranties	53.8	(*) 68.4	21.0
Seller warranties	—	0.5	1.0
Premises	6.4	5.3	25.0
Taxation and other	22.3	18.9	8.9

Total	108.7	108.3	56.0

(*) a commitment was given to KPN pursuant to the acquisition of its End User Services business. in order to guarantee the proper completion of service contracts.
A warranty equal to 15% of the total annual value of the contract. subject to a maximum annual amount of EUR 13.5 million (EUR 80 million over the term of the contract) was requested.

The value of the warranty amounted to EUR 51.9 million and EUR 37.9 million as at December 31st, 2001 and December 31st, 2002, respectively.

b. Other commitments

Atos Origin undertook to issue common stock on the exercise of the unattached stock subscription warrants allotted to Royal Philips Electronics in consideration for the transfer of Origin stock. The warrants fell into two categories, conferring entitlement to subscribe for one Atos Origin share.

ATOS ORIGIN ANNUAL REPORT 2002 45

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The first warrant category was not exercised.

The second warrant category (category B) could be exercised if the weighted average daily stock market price of the Atos Origin share over 12 consecutive stock market sessions during a period ending June 30th, 2003 exceeds EUR 208.

c. Claims and litigation

In recent years, certain Group companies have been subject to tax audits.

In addition, Atos Origin Brazil has been challenged by the Brazilian employee welfare agency as to the amount of contributions due. Provisions have been recorded for the claims; nevertheless the Group considers that it has sound arguments to successfully contest the proposed reassessments.

With respect to commercial transactions, Management has implemented a strict action plan in view of promoting service quality and avoiding claims and litigation. In this regard, the volume of litigation as of December 31st, 2002, has decreased by more than 50% compared to last year. Further to such measures, the number of new claims and litigation during the year 2002 is considerably below last year’s level. For the current existing claims and litigation, Management is not aware of any claims or litigation likely to have a material impact on the results or assets of the Group that are not adequately provided in the balance sheet as at December 31st, 2002.

At this date, provisions recorded by the Group to cover identified disputes total EUR 29.5 million.

d. Other risks

Industrial and environmental risks

As the Group is a service provider it is not exposed to any material environmental risks.

Other specific risks

- Suppliers

Atos Origin is not, in its opinion, dependent on one or more suppliers as it has alliances and global industrial agreements with many major suppliers.

- Customers

The five largest customers in fiscal year 2002 generated 34% of Group revenue. The Group’s 42 largest customer accounts represent more than 55% of revenue. Excluding Philips, which now represents less than 14%, KPN 10% and Euronext 6%, no single customer generated more than 3% of total Atos Origin revenue in 2002.

- Employee-related risks

Employee management within the Group is a priority for the Management Board. The close attention paid to human resource issues limits considerably any employee-related risks.

- Legal risks

As the activity of Atos Origin is centered on Consulting, Systems Integration, and IT Managed Services, legal risks primarily lie in the non-performance of contractual obligations. Potential liability could thus arise from delays or deficiencies in providing a service.

The services are, however, largely reliant on the quality of information provided by clients, who have in-house IT experts and must therefore assist the service provider for the performance of services. Accordingly, all Atos Origin contracts contain limitation of liability clauses and require, where necessary, guarantees with respect to intellectual and industrial property right infringement from its software providers.

- Insurance and risk coverage

The Company has taken out a number of third-party liability insurance policies with highly-reputed international companies providing it with a level of coverage considered adequate by Executive Management.

Given the levels of its contractual commitments, the Group subscribed various policies over 2002 covering general and professional liability for a total exceeding MEUR 100. However, because of constant premium increases and the reduction of the coverage scope by insurers, the Group has set up an alternative insurance structure and implemented higher deductibles, while enforcing a stricter contractual liability limitation together with an improved service quality.

In addition, the Company’s assets are covered by a property damage policy, including coverage for business interruption, for all countries where it operates, providing total coverage of EUR 122 million.

Finally, fraud and computer-related abuse are the subject of a specific coverage, including coverage for business interruption.

46 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

2.4.	Scope of consolidation as of December 31st, 2002

	Percentage	Consolidation	Percentage
	interest	method	control	Address

HOLDING COMPANY
Atos Origin SA	Consolidating parent company			3. place de la Pyramide — 92800 PUTEAUX
Atos Origin International SAS	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX
Atos Origin BV	100	FC	100	Polarisaveneue 97. 2132 JH HOOFDDORP
Atos Origin International BV	100	FC	100	Polarisaveneue 97. 2132 JH HOOFDDORP
Atos Investissement 5	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX

FRANCE
A2B	66	FC	66	3. place de la Pyramide — 92800 PUTEAUX
Idée Industrie Services (2IS)	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX
AtosEuronext	50	FC	50	Palais de la Bourse. Place de la Bourse. 75002 PARIS
Atos Odyssée	93	FC	93	372. rue Saint-Honoré. 75001 PARIS
Atos Origin Enterprise Services	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX
Atos Origin Formation	100	FC	100	7/13. rue de Bucarest — 75008 PARIS
Atos Origin Infogérance	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX
Atos Origin Intégration	100	FC	100	18. avenue d’Alsace — 92400 COURBEVOIE
Atos Origin Multimédia	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX
Atos Origin Services	100	FC	100	3. place de la Pyramide — 92800 PUTEAUX
Atos TPI	51	FC	51	3. place de la Pyramide — 92800 PUTEAUX
Bourse Connect	59	FC	59	4. rue de la Bourse — 75002 PARIS
Diamis	30	FC	30	18. avenue d’Alsace — 92400 COURBEVOIE
Mantis	100	FC	100	24. rue des Jeûneurs — 75002 PARIS

THE NETHERLANDS
AtosEuronext Nederland B.V	50	FC	50	Beursplein S. 1012 JW Amsterdam
Atos Origin IT Nederland B.V	100	FC	100	Papendorpseweg 93, 3528 BJ UTRECHT
Atos Origin IT Systems Management Nederland BV	100	FC	100	Groenewoudseweg 1. 5621 BA EINDHOVEN
Atos Origin Telco Services	100	FC	100	Henri Dunantlaan 2. 9728 HD GRONINGEN
Atos Origin End User Services	100	FC	100	Regulusweg 11, 2516 AC S GRAVENHAGE
Atos Origin Telecom Software Solutions	100	FC	100	Regulusweg 11, 2516 AC S GRAVENHAGE
Atos Origin KPMG Consulting NV	100	FC	100	Rijnzathe 10, 3454 PV DE MEERN
Atos NLC Holding BV	100	FC	100	Rijnzathe 10, 34545 PV DE MEERN
E.M.E.A. (Europe — Middle East — Africa)

GERMANY
Atos Origin Gmbh	100	FC	100	Curiestraße 5 — D70563 STUTTGART
Atos Origin Processing Services Gmbh	52	FC	52	Hahnstraße 25. 60528 FRANKFURT

SAUDI ARABIA
Atos Origin Middle East	75	FC	75	Po Box 30862 — Al Khobar 31952 — Saudi Arabia

AUSTRIA
Atos Origin Information Technology GmbH	100	FC	100	Triester Strasse 66. Postfach 289. A-1101 VIENNA

BELGIUM
AtosEuronext (Belgium)	50	FC	50	Place de la Bourse. Palais de la Bourse. 1000
				BRUXELLES
Atos Origin Belgium N.V.	100	FC	100	Minervastraat 7. B 1930 ZAVENTEM
Origin International Competencies and Alliances (ICA)	100	FC	100	Imperiastraat 12. B 1930 ZAVENTEM

SPAIN
Atos ODS Origin	98	FC	98	Calle Sardenya 521/523 — 08024 BARCELONA
Twinsoft (Espagne)	50	FC	50	C/cerro del castena 72. 28034 MADRID

HUNGARY
Atos Origin Information Technology Kft	100	FC	100	Fehérvari ut. 84 A. H-1119 BUDAPEST

ITALY
Atos Origin SPA	100	FC	100	Piazza IV Novembre 3 — 20124 MILANO

LUXEMBOURG
Atos Origin Luxembourg S.A.	100	FC	100	ZA Bourmicht — L 8070 BERTRANGE

POLAND
Atos Origin Sp.z.o.o	100	FC	100	Al. Jerozolimskie 195 b 02-222 Warszawa

ATOS ORIGIN ANNUAL REPORT 2002 47

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	Percentage	Consolidation	Percentage
	interest	method	control	Address

PORTUGAL
Atos Origin Portuguesa (Tecnologias de Informaçao). LDA	98	FC	98	Taguspark. Ed. Inovaçao III. no. 512. 2780-920 Porto Salvo

UNITED KINGDOM
Atos Origin UK Limited	100	FC	100	Whyteleafe Business Village. Whyteleafe Hill. Whyteleafe. Surrey CR3 0AT

Atso Origin UK Holding	100	FC	100	Whyteleafe Business Village. Whyteleafe Hill. Whyteleafe. Surrey CR3 0AT

Atos KPMG Consulting	100	FC	100	Whyteleafe Business Village. Whyteleafe Hill. Whyteleafe. Surrey CR3 0AT

SWITZERLAND
Atos Origin (Schweiz) AG	100	FC	100	Industriestrasse 19 — 8304 Wallisellen

ASIA PACIFIC

AUSTRALIA
Atos Origin Australia Pty Limited	100	FC	100	Philips House Level 16 — 15 Blue Street — NORTH SYDNEY NSW 2060
CHINA
Atos Origin Information Technology (Shangai) Co. Ltd.	100	FC	100	Room 1103-B4 -Pu Dong Software Park-498
				Guo Shou Jing Road — Zhang Jiang Hi-Tech. Zone — SHANGAI 201203. P.R.

Atos Origin Hong Kong Ltd.	100	FC	100	43/F Hopewell Centre. 17 Kennedy Road. 17 Kennedy Road. WANCHAI

INDIA
Atos Origin India Private Limited	100	FC	100	Unit No. 126/127. SDF IV. SEEPZ. Andheri (East). MUMBAI — 400 096

MALAYSIA
Atos Origin (Malaysia) Sdn. Bhd	100	FC	100	5th Floor. Menara Merais. No.1. Jalan 19/3. 46300 Petaling Jaya. Selangor Darul Ehsan. West Malaysia

SINGAPORE
Atos Origin (Singapore) Pte	100	FC	100	8 Temasek Boulevard. # 07-01 Suntec Tower Three. Singapore 038988

TAIWAN
Atos Origin Taiwan Ltd.	100	FC	100	9F.. No.117. Sec 3. Ming Sheng E. Rd.. Taipei 105. TAIWAN

THAILAND
Atos Origin IT (Thailand) Limited	100	FC	100	200 Moo 4. 25th Floor. Jasmine international Tower.
				Room No. 2502. Chaengwattana Road.
				Pakkret. Nonthaburi 11120. Thailand
AMERICAS
ARGENTINA
Atos Origin Argentina S.A.	100	FC	100	Vedia 3892 P.B.. capital federal. C1430 DAL - BUENOS AIRES. Argentina

BRAZIL
Atos Origin Brasil Ltda.	100	FC	100	Rua Itapaiuna. 2434 — 2° andar- Parte. Santo Amaro. SAO PAULO

MEXICO
Atos Origin Mexico. S.A. de C.V.	100	FC	100	Mariano Escobedo n°510 PH. Colonia Anzures. CP 11589 MEXICO DF

PEROU
Atos ODS	98	FC	98	Avenue Ricardo Rivira — Navarrete 765 — LIMA 27
UNITED STATES OF AMERICA
Atos Origin Inc.	100	FC	100	430. Mountain Avenue — MURRAY HILL NJ 0797

FC: full consolidation

EA: equity affiliate

48 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

2.5.	Parent company summary financial statements

Nota Bene

The Atos Origin financial statements present only a partial picture of the financial position of the Atos Origin Group as a whole. This overall picture is presented in the Consolidated Financial Statements section of the Annual Report. The following information. presented in the form of the Atos Origin parent company financial statements. provides a summary of the most material figures and information of greatest interest to readers.

Comparability

Fiscal year 2002, 2001 and 2000 financial data is not comparable as the 2000 fiscal period covers an exceptional period of 15 months to December 31st and takes account of the consolidation of Origin from October 1st, 2000 (3 months). The following Company financial statements have been audited by the statutory auditors and a clean audit report issued. The Auditor’s report is available on request at the Company’s registered office.

Atos Origin SA activity in 2002

The main activities of Atos Origin SA are:

–	Management of the Atos Origin brand,

–	Holding Group investments,

–	Centralizing financing activities.

The financial statements of the Company reflect its activities. Revenue consists of brand royalties received from Group subsidiaries. 2002 Other expenses are exceptionally high at EUR 10.4 million and comprise Group management costs and Origin brand royalties paid to Atos Origin BV.

Atos Origin BV, a subsidiary of Atos Origin SA, owns the Origin brand.

The net financial income of the holding company comprises dividends received from subsidiaries and loan interest.

The Balance Sheet presents participating interests of EUR 1,155.7 million as of December 31st, 2002 and borrowings of EUR 714.8 million.

The increase in participating interests and borrowings in fiscal 2002 is attributable to the acquisition of Atos KPMG Consulting.

2.5.1. Income statement

	Period ended	Period ended	Period ended
	Dec. 31st, 2002	Dec. 31st, 2001	Dec. 31st, 2000
(in EUR millions)	(12 months)	(12 months)	(15 months)

Revenue	32.5	23.8	16.4
Cost of sales	(2.1)	(2.8)	(1.4)
Taxes and duties other than CIT	(0.1)	(0.1)	(0.1)
Personnel expenses	(0.1)	(0.2)	(0.3)
Other expenses	(10.4)	(3.2)	(2.9)
Depreciation. amortization and provisions	(3.2)	(2.6)	(0.6)

Total operating expenses	(15.9)	(8.9)	(5.3)

Income from operations	16.6	14.9	11.1
Net financial income	(1.0)	4.3	16.1

Net income on ordinary activities	15.6	19.2	27.3
Non-recurring items	(0.8)	(0.7)	2.6
Corporate income tax	3.8	1.9

Net income for the period	18.6	20.4	29.9

ATOS ORIGIN ANNUAL REPORT 2002 49

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2.5.2.	Balance sheet

(in EUR millions)	Dec 31st, 2002	Dec 31st, 2001	Dec 31st, 2000

ASSETS
Intangible fixed assets	5.7	6.1	6.6
Tangible fixed assets	1.3	1.2	0.3
Participating interests	1,155.7	515.2	471.3
Other investments	12.3	181.7	15.4

Total fixed assets	1,175.0	704.3	493.7

Accounts and notes receivable. trade	3.5	3.0	3.3
Other receivables *	37.7	153.1	99.9
Transferable securities	30.0	0.0	49.1
Cash at bank and in hand	244.1	39.6	0.1

Total current assets	315.3	195.7	152.4

Prepayments and accrued income	6.6	1.4	2.3

TOTAL ASSETS	1,496.9	901.4	648.4

* of which inter-company accounts	28.5	130.2	91.7

(in EUR millions)	Dec 31st, 2002	Dec 31st, 2001	Dec 31st, 2000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Common stock	44.0	43.9	43.8
Additional paid-in capital	228.5	219.6	217.4
Legal reserves	4.4	4.4	2.1
Other reserves and Retained earnings	112.0	91.6	64.0
Net income for the period	18.6	20.4	29.9

Shareholders’ equity	407.5	379.9	357.1

Other Shareholders’ equity (a)	234.8

Provisions for contingencies and losses	21.1	14.0	9.2

Borrowings	714.8	382.0	199.5
Accounts payable. trade	23.3	12.1	19.9
Other liabilities*	95.4	113.4	62.6

Total liabilities	833.5	507.5	282.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,496.9	901.4	648.4

*of which inter-company accounts	92.9	96.8	61.2

(a)	On August 16th, 2002, the Company issued 3,657,000 ORA bonds redeemable in ordinary shares as part consideration for the acquisition of KPMG Consulting in the United Kingdom and The Netherlands. The ORA bonds were issued at a price of EUR 64.2 each, representing a total of EUR 234.8 million.

50 ATOS ORIGIN ANNUAL REPORT 2002

> FINANCIAL REPORT	ANNUAL REPORT 2

2.5.3.	Subsidiaries and investments

				Common		Outstanding
				stock/	Reserves	loans and	Guarantees			Dividends
	Gross value at	Net value at		Additional	and	advances	given	Dec 31st,	Dec 31st,	received
Companies	Dec 31st,	Dec 31st,		paid-in	retained	granted by	by the	2002	2002	during
(in EUR thousands)	2002	2002	% interest	capital	earnings	Atos Origin	Company	Revenues	Net income	the period

I — Detailed information
A — Subsidiaries (50% or more of common stock)
FRANCE
Atos Origin Services	29,596.1	29,596.0	100	18,209	2,845			196,993	8,187	7,564
Mantis	6,722.1	6,722.1	100	40	3,034			18,684	2,358	2,489
Atos Investissement 5	476,300.7	476,300.7	100	476,301	0			0	2,327
Segin Immobilier	5,927.2	5,649.0	100	5,927	(239)			0	(39)
Immobilière Industrielle Faidherbe	15.2	15.2	100	15	(140)			108	632
Atos Origin Multimédia	3,696.9	3,696.9	100	3,600	484			116,977	10,795	8,003
Atos Origin Infogérance	47,014.4	47,014.4	93	23,348	172			282,533	15,298	4,025
Atos TPI	316.3	316.3	51	150	23			27,929	1,676	643
Atos Origin Formation	1.8	1.8	100	436	44			8,460	(471)	890
Atos Origin Intégration	36,400.2	36,400.2	97	13,941	8,171			206,303	6,741	8,932
Atos Odyssée	11,253.7	11,253.7	93	42	960			23,873	3,344	2,684
AtosEuronext	33,853.9	33,059.8	15	57,169	394			233,172	1,976	1,080
Origin France	30,300.0	30,300.0	100	15,235	(16,114)			0	177
Atos Origin Enterprises Services	1,000.0	59.4	2	9,093	295			63,461	(5,937)
Atos Origin International	2,378.2	1,945.0	100	1,003	(360)			5,825	1,196

ITALY
Atos Multimédia	67.5	52.0	100	52	428			2,047	(428)
Atos SPA	54,218.6	47,657.0	100	47,000	(2,628)			144,743	(10,659)

BENELUX
Atos Service NV	0.0	0.0	100	334	(530)			0	(6)

SPAIN — PORTUGAL
Atos-ODS Origin	18,798.6	18,798.6	98.2	639	19,830			61,969	(1,321)
GTI	721.6	588.0	100.0	71	698			1,327	(222)

GERMANY
Atos Origin GMBH	40,750.2	32,205.0	100	41,926	(996)			141,425	(17,363)

THE NETHERLANDS
Atos Origin Engenering BV	1,116.9	1,116.9	100	108	283			8,091	348
Atos Origin BV	372,736.4	372,736.4	100	229,034	206,959			0	118,655

B — Investments (less than 50% of common stock)
Twinsoft	190.5	190.5	50	381	76			1,224	4

II — SUMMARY INFORMATIONS
Other investments	554,4	459.0

TOTAL	1,173,931	1,156,134								36,310

ATOS ORIGIN ANNUAL REPORT 2002 51

2 ANNUAL REPORT	> FINANCIAL REPORT

2.5.4.	Company five-year financial summary

(in EUR millions)	2002	2001	2000	1999	1998

I — COMMON STOCK AT PERIOD END
Common stock	44.0	43.9	43.8	21.4	16.2
Number of shares outstanding	44,055,676	43,853,704	43,764,396	21,366,235	10,603,627
Maximum number of shares that may be created by:
* conversion of convertible bonds	1,440,501	1,440,501	1,440,501	1,440,501
* exercise of stock subscription options	10,782,146	8,553,998	7,057,716	1,377,420	502 240

II — INCOME FOR THE PERIOD
Revenue. net	32.5	23.8	16.4	13.0	7.1
Net income before tax. employee profit-sharing and incentive schemes depreciation. amortization and provisions	46.6	23.4	27.7	14.6	(41.2)
Corporate income tax	3.8	1.9	0.0	(1.5)	3.1
Net income after tax. employee profit-sharing. depreciation. amortization and provisions	18.6	20.4	29.9	23.1	39.4
Dividend distribution

III — PER SHARE DATA (in EUR)
Net income after tax and employee profit-sharing but before depreciation. amortization and provisions	1.14	0.58	0.63	N.A.	N.A.
Net income after tax. employee profit-sharing. depreciation. amortization and provisions	0.42	0.47	0.68	1.08	3.72
Dividend per share

IV — EMPLOYEES
Average number of employees during the period	0	0	0	0	0
Total payroll for the period	0.1	0.2	0.3	0.1	0.2
Employee social security and welfare payments	0	0	0	0	0

2.5.5.	Special statutory auditors’ report on regulated agreements

In accordance with our appointment as statutory auditors of your company, we are required to report on the regulated agreements that have been brought to our attention. The terms of our engagement do not require us to identify such agreements.

We inform you that no agreement directed by article L225-86 of the French Companies Act (Code de commerce) has been brought to our attention.

Paris and Neuilly-sur-Seine, March 12th, 2003
The Auditors,

Amyot Exco Grant Thornton Daniel Kurkdjian Vincent Papazian	Deloitte Touche Tohmatsu Jean-Paul Picard Jean-Marc Lumet

(This is a free translation of the original text in French for information purposes only. It should be understood that the agreements reported on are only those provided by the Commercial code and that the report does not apply to those related party transactions described in IAS 24 or other equivalent accounting standards).

52 ATOS ORIGIN ANNUAL REPORT 2002

> PERSONS RESPONSIBLE FOR THE FINANCIAL STATEMENTS	ANNUAL REPORT 6

6.3.2. Auditors fees

	Amyot Exco Grant Thornton		Deloitte Touche Tohmatsu

	Amount	%	Amount	%
(in EUR)	2002	2002	2002	2002

Legal audit
- On consolidated & individual statements	909,774	75%	1,790,074	63%
- Other missions related to legal audit	298,262	25%	583,830	21%

Sub-total	1,208,036	100%	2,373,904	84%

Other allowances
- Legal, tax, social audit	1,500	—	219,913	8%
- IT audit
- Internal audit
- Others		—	230,222	8%

Sub-total	1,500	—	450,135	16%

Total	1,209,536	100%	2,824,039	100%